Exhibit (q)

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Paul A. Bachtold, Matthew Hibbetts, and Thomas Dusenberry, each an officer of SALIENT MF TRUST (the “TRUST”) and each of them, their true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for them and in their names, place and stead, in any and all capacities, to sign the Registration Statement on Form N-1A of the Trust, and any amendments to the Registration Statement, including post-effective amendments, and to sign any and all documents to be filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933 (File No. 333-180225), the Securities Exchange Act of 1934 and the Investment Company Act of 1940 (File No. 811-22678); and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC by means of the SEC’s electronic disclosure system known as EDGAR, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to sign and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

SIGNATURES	OFFICE WITH THE TRUST	DATE
/s/ Julie Allecta Julie Allecta	Trustee	April 28, 2020

/s/ Jonathan Carroll Jonathan P. Carroll	Trustee	April 28, 2020

/s/ A. John Gambs A. John Gambs	Trustee	April 28, 2020

/s/ Dr. Bernard A. Harris Jr. Dr. Bernard A. Harris, Jr.	Trustee	April 28, 2020

/s/ Haig G. Mardikian Haig G. Mardikian	Trustee	April 28, 2020

/s/ Gregory A. Reid Gregory A. Reid	Principal Executive Officer	April 28, 2020